UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Ensysce Biosciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7946 Ivanhoe Avenue, Suite 201, La Jolla, California 92037

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 21, 2024

This proxy statement supplement, dated November 19, 2024 (this “Supplement”), amends and supplements the definitive proxy statement on Schedule 14A filed by Ensysce Biosciences, Inc. (the “Company” or “Ensysce”) with the Securities and Exchange Commission (the “Commission”) on October 18, 2024 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies for the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, November 21, 2024, at 9:00 a.m., Pacific Time. This Supplement is being filed with Commission and made available to stockholders on or about November 19, 2024.

This Supplement does not change the proposals to be acted on at the Annual Meeting or the recommendations of the Board of Directors of the Company in the Proxy Statement.

The New York Stock Exchange (the “NYSE”) notified us on November 19, 2024 that Proposal 2 (Reverse Stock Split), Proposal 4 (ratification of independent accounting firm) and Proposal 5 (Additional Solicitation Proposal) in the Proxy Statement are discretionary or “routine” matters under NYSE rules. The “routine” designation permits brokerage firms, banks, dealers, custodians or other similar organizations acting as nominee (each, a “Broker”) to exercise discretionary voting authority on those proposals. Accordingly, if you do not instruct your Broker on how to vote your shares on Proposals 2, 4 and 5, your Broker will be permitted to vote your shares in its discretion on those three proposals. Due to the NYSE’s determination, we do not expect “broker non-votes” in connection with those three proposals. The Proxy Statement states that there is discretionary voting authority on Proposal 4 but does not state that there is discretionary voting authority on Proposals 2 and 5.

The sole purpose of this Supplement is to clarify and correct in two places in the Proxy Statement that Proposal 2 and the Additional Solicitation Proposal are considered “routine matters,” and, therefore, brokers have discretionary authority to vote on such Proposals. The Company hereby revises one sentence on page 2 in Question and Answer 7 under the caption, “Questions and Answers about the Annual Meeting and Voting” in the Proxy Statement (change underlined):

7.	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining if a quorum exists. If you abstain from voting on a proposal, your abstention will have no effect on that proposal.

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “— 5. How do I cast my vote?” If your shares are held in street name and you do not provide voting instructions to your financial institution as described above, your financial institution does not have the discretionary authority to vote your shares regarding Proposal 1 or Proposal 3. Therefore, we encourage you to provide voting instructions to your financial institution. This ensures your shares will be voted at the Annual Meeting and in the manner you desire. A “Broker Non-Vote” will occur if your financial institution does not receive instructions from you.

In addition, the Company hereby revises the chart on page 34 under “VOTING AND PROXY PROCEDURES--Votes Required for Each Proposal” (change underlined):

Votes Required for Each Proposal

To approve the proposals being considered at the Annual Meeting, the voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Permitted?
Proposal 1	Majority Voting on Proposal 1	No
Proposal 2	Majority Voting on Proposal 2	Yes
Proposal 3	Majority Voting on Each Director in Proposal 3	No
Proposal 4	Majority Voting on Proposal 4	Yes
Additional Solicitation	Majority Voting on Proposal 5	Yes

This Supplement should be read in conjunction with the Proxy Statement. To the extent that information in this Supplement is different from information contained in the Proxy Statement, the information contained in this Supplement supersedes the information contained in the Proxy Statement. Any capitalized terms used but not defined in this Supplement have the meanings assigned to them in the Proxy Statement.